AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this
“Amendment”) is made as of February 15, 2021 by and between Tribune Publishing Company, LLC, a Delaware limited liability company (the “Company”), and Terry Jimenez (“Executive”).

WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement dated March 13, 2018 (the “Agreement”) and wish to amend the Agreement through this Amendment, effective as of the date hereof. Capitalized terms used herein but not defined shall have the respective meanings ascribed to such terms in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Company and Executive hereby agree as follows:

1.AMENDMENTS

(a)Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

Employment Term. The term of Executive’s employment hereunder shall commence on April 4, 2018 (the “Effective Date”) and, unless terminated pursuant to Section 8 below, shall continue through April 3, 2021 (the “Employment Term”); provided, however, that commencing on April 3, 2021, the Employment Term shall be indefinitely extended, unless terminated pursuant to Section 8 below.

(b)The first sentence of Section 3(a) is hereby deleted and replaced in its entirety with the following:

Executive’s title will be Chief Executive Officer and President.

(c)The first sentence of Section 4(a) is hereby deleted and replaced in its entirety with the following:

For the services rendered by Executive under this Agreement, the Company will pay Executive a gross base salary of $517,500 per annum (the “Base Salary”).

(d)The first sentence of Section 4(b) is hereby deleted and replaced in its entirety with the following:

Subject to Section 8 below, Executive shall have the opportunity to earn a discretionary annual management incentive bonus (the “Annual Bonus”), with a target bonus opportunity of 112.5% of Executive’s Base Salary (the “Target Bonus”) under a bonus plan established by the Company, and based upon the achievement of annual Company and individual performance objectives as established by the Company.

(e)Section 8(c) is hereby deleted and replaced in its entirety with the following:

Termination By the Company Without Cause or Termination by Executive With Good Reason. Executive’s employment may be terminated at any time by the Company with or without Cause upon forty-five (45) days’ prior written notice thereof by the Company, or by the Executive with or without Good Reason as defined in Exhibit A. If during (and not after) the Employment Term, the Company terminates Executive’s employment other than for Cause or Disability or if Executive resigns for Good Reason, the Company will provide Executive within ten (10) days after the date on which Executive’s employment terminates with a Waiver and General Release of any and all legally-waivable claims against the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, other affiliates, and other related entities (whether or not they are wholly owned); and the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed above in a form reasonably acceptable to the Company (a “Waiver”), and provided that on or within twenty one (21) days after the date on which Executive receives the Waiver or such longer period as may be applicable under the Age Discrimination in Employment Act, as amended (“ADEA”), Executive: i) signs, dates and returns the Waiver to the Company; and ii) then does not revoke the Waiver in accordance with its terms, the Company will, as liquidated damages, pay (or commence paying, as the case may be) Executive as consideration not later than fifteen (15) days following the expiration (without revocation) of the revocation period applicable to Executive’s release of ADEA claims: (x) an amount equal to Executive’s Base Salary; (y) any unpaid Annual Bonus with respect to the fiscal year immediately preceding the fiscal year of termination of employment; and (z) a pro-rata amount of the Annual Bonus based on actual year-to-date performance of Adjusted EBITDA relative to the Board approved Adjusted EBITDA plan with respect to the fiscal year of termination of employment, based on the number of days in such fiscal year elapsed through the termination date, said pro-rated Annual Bonus payment to be paid as soon as practicable following the termination date (collectively, the “Severance Benefits”). For the avoidance of doubt, if at any time Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, Executive shall be entitled to the Severance Benefits in accordance with this Section 8(c).

(f)Section 10(a) is hereby deleted and replaced in its entirety with the following:

if given to the Company, to Tribune Publishing Company, c/o Chairman of the Board of Directors, 560 West Grand Avenue, Chicago, IL 60654;

1.EFFECTIVENESS OF AMENDMENT; COUNTERPARTS

This Amendment shall become effective on the date hereof. Except as amended by the terms of this Amendment, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment may be executed by electronic transmission (i.e., facsimile or electronically transmitted portable document (PDF) or DocuSign or similar electronic signature) and in counterparts any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF , the parties hereto have duly executed this Amendment as of the date first written above.

THE COMPANY:

TRIBUNE PUBLISHING COMPANY , LLC

By:	/s/ Michael N. Lavey
Michael N. Lavey
Interim Chief Financial Officer, Chief Accounting Officer and Controller

EXECUTIVE:

/s/ Terry Jimenez
Terry Jimenez